Exhibit 107

Calculation of Filing Fee Table

FORM S-8
(Form Type)

Mativ Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(2)
Equity(3)	Common Stock, $0.10 par value per share	Rule 457(c) and Rule 457(h)	2,800,000	$17.63	$49,364,000.00	0.00014760	$7,286.13
Total Offering Amounts					$49,364,000.00		$7,286.13
Total Fee Offsets							$—
Net Fee Due							$7,286.13

(1)
Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s Common Stock, as applicable.

(2)
Estimated in accordance with Rules 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of $17.63 per share, the average of the high and low prices of the Registrant’s Common Stock on April 19, 2024 as reported on the New York Stock Exchange.

(3)	Represents shares of the Registrant’s Common Stock that may be issued under the Mativ Holdings, Inc. 2024 Equity and Incentive Plan.